CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of Post-Effective Amendment No. 43 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated February 24, 2016, relating to the consolidated financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated April 25, 2016, relating to the financial statements of NML Variable Annuity Account C which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

April 25, 2016